EXHIBIT 99.5

TRADING DATA

The following table sets forth all transactions in the Common Stock of the Issuer effected in the last sixty days by the Sachem Head Funds.

Name	Trade Date	Buy/ Sell	No. of Shares/ Quantity	Unit Cost/ Proceeds	Security
SH Stony Creek Master Ltd.	9/8/22	Buy	800,000	$14.4649	Common Stock